Exhibit 10.8(b)

[KRATON Management LLC Letterhead]

March 17, 2005

Mr. George Gregory

Chief Executive Officer

KRATON Polymers LLC

700 Milam Street, 13th Fl, North Tower

Houston, TX 77002

Dear George:

This letter agreement (this “Letter Agreement”) is intended to memorialize our recent discussions concerning the Profits Units that were granted to you pursuant to the Profits Unit Award Agreement between you and KRATON Management LLC (the “Company”), dated September 10, 2004 (the “Profits Unit Award Agreement”). In accordance with those recent discussions, you agreed to forfeit one-half (i.e., 218,750) of the Profits Units that were scheduled to vest when the fair value of the assets of TJ Chemical equaled or exceeded three times (3X) the Threshold Amount, subject to certain conditions.

To reflect the foregoing forfeiture, the Profits Unit Award Agreement is hereby amended as follows:

A. Section 2 of the Profits Unit Award Agreement is hereby amended by deleting “875,000” and replacing it with “656,250”.

B. Section 3 of the Profits Unit Award Agreement is hereby deleted in its entirety and replaced with the following:

3. Vesting. Notwithstanding Section 4.8 of the Management LLC Agreement, 437,500 of the Profits Unit shall vest when the fair value of the assets of TJ Chemical equal or exceed two times (2X) the Threshold Amount and the remaining 218,750 of the Profits Units shall vest when the fair value of the assets of TJ Chemical equal or exceed three times (3X) the Threshold Amount, in each case, as determined by the Board of Directors of TJ Chemical, provided that the Participant is employed by the KRATON Group on such vesting date, and provided further that if, at the time the Company makes a determination as to whether the Participant is entitled to any appreciation with respect to the Profits Units, the value of the assets of the Company is more than two times (2X) but less than (3X) the value of the assets on the grant date, a pro-rata portion of 218,750 will vest based on the appreciation above the amount equal to two times (2X) the value of the assets on the grant date, and provided, further, that 100% of the Profits Units shall vest upon the effective date of a disposition by the Initial Investors of 51% or more of their aggregate interests in KRATON to one or more unrelated third Persons if the Participant is employed by the KRATON Group through such date. Notwithstanding anything to the contrary in any other agreement, including the Management LLC Agreement, in the event the Participant’s employment with the KRATON Group is terminated prior to a portion or all Profits Units becoming vested as provided above, all unvested Profits Units shall immediately and without any further action be forfeited on the date of termination.

Except as otherwise specifically provided in this Letter Agreement, all capitalized terms used herein shall have the meaning set forth in the Profits Unit Award Agreement and all terms and conditions of the Profits Unit Award Agreement shall remain in full force and effect.

To indicate your acknowledgement and agreement to the foregoing, please sign and return the duplicate copy of this Letter Agreement to the undersigned.

Sincerely,

KRATON Management LLC

By:	/s/ John E. Viola
	Name:	John E. Viola
	Title:	Vice President

AGREED AND ACCEPTED:

/s/ George Gregory
George Gregory
Dated: May 23, 2005

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